UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2026 (October 1, 2026)

PROFESSIONAL DIVERSITY NETWORK, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35824	80-0900177
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 E. Monroe Street, Suite 2120, Chicago, Illinois 60603
(Address of Principal Executive Office) (Zip Code)

(312) 614-0950
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.0001 par value	IPDN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Change of Officer

On October 1, 2026, the Board of Directors (the “Board”) of Professional Diversity Network, Inc. (the “Company”) determined not to renew the appointment of Mr. Xun Wu as the Company’s Chief Executive Officer (the “CEO”) following the expiration of his term, effective July 22, 2026. Mr. Wu’s cessation of service as the CEO was not due to any disagreement with the Company regarding its operations, policies or practices.

On the same day, the Board appointed Yiran Gu, the Company’s current Chief Financial Officer, to serve as the Company’s Chief Executive Officer, effective October 2, 2026. Ms. Gu will continue to serve as Chief Financial Officer while serving as Chief Executive Officer, until her successor is duly appointed or as otherwise determined by the Board.

Ms. Gu, age 37, has served as the Company’s Chief Financial Officer since August 2025. She was a director and chief strategy officer at Koala Malta Limited from July 2021 to August 2025.

There are no arrangements or understandings between Ms. Gu and any other person pursuant to which she was appointed Chief Executive Officer. Ms. Gu has no family relationship with any director or executive officer of the Company and is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Employment Agreement

On October 2, 2026, following approval by the Compensation Committee of the Board, the Company entered into an Employment Agreement with Ms. Gu (the “Employment Agreement”), effective as of October 2, 2026, governing her service as the Company’s Chief Executive Officer and Chief Financial Officer. The Employment Agreement has a term of 12 months commencing on October 2, 2026, unless earlier terminated in accordance with its terms.

Under the Employment Agreement, Ms. Gu is entitled to aggregate annual base compensation of $300,000 for her service in both offices. The base compensation may be paid in cash, shares of the Company’s common stock having an equivalent fair market value, or a combination of cash and shares, as determined and approved by the Compensation Committee, subject to applicable law, listing rules, the Company’s governing documents and any applicable equity compensation plan. Any portion paid in shares will be valued as of the applicable grant or issuance date, or pursuant to another valuation methodology approved by the Compensation Committee and permitted under applicable law, and will be subject to all required approvals and applicable plan and award terms.

The Company may terminate Ms. Gu’s employment for cause, upon her death or disability, or without cause. Ms. Gu may terminate her employment upon written notice, including following a material reduction in her authority, duties and responsibilities or a material reduction in her annual compensation.

The Employment Agreement also contains customary confidentiality, non-disclosure, conflicts-of-interest, non-solicitation and other restrictive covenant provisions. The Employment Agreement supersedes the employment agreement dated August 8, 2025 between the Company and Ms. Gu, except for any separate indemnification agreement, equity award agreement or other agreement expressly intended to survive.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated October 2, 2026, by and between Professional Diversity Network, Inc. and Yiran Gu.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Professional Diversity Network, Inc.

Date: October 2, 2026	By:	/s/ Yiran Gu
	Name:	Yiran Gu
	Title:	Chief Executive Officer and Chief Financial Officer